FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. RESPONDS TO 13D FILING OF CLARUS CAPITAL

RACINE, WISCONSIN – September 12, 2007. Twin Disc, Inc. (NASDAQ: TWIN), today responded to the filing by Clarus Capital Group Management, LLP (“Clarus Capital”) of a Schedule 13D with the Securities and Exchange Commission. Clarus Capital’s filing states that it holds beneficial ownership of 5.1% of Twin Disc’s outstanding shares of common stock, acquired with its working capital. According to the filing, Clarus Capital is a private investment management firm controlled by Mr. Ephraim Fields, the managing member of Clarus Capital Management, LLC, which in turn is the general partner of Clarus Capital. The 13D asserts that Twin Disc’s stock is undervalued, and encourages the Company’s board of directors to explore alternatives designed to enhance shareholder value including a stock buyback and outright sale of all or part of the Company. Clarus Capital suggests that the Company’s board of directors has not been responsive to previous communications, including a letter from Mr. Fields to the Company’s board of directors dated June 12, 2007.

Michael E. Batten, Chairman, President and Chief Executive Officer of the Company, replied to Clarus Capital’s 13D filing as follows: “Twin Disc is committed to maximizing value for all shareholders of the Company. Company management, in consultation with the board of directors, has implemented a number of initiatives that are intended to enhance shareholder communication as well as make the attractiveness of the Company’s shares known to a larger audience of potential investors. Twin Disc has engaged in earnings conference calls and proactively sought to enhance analyst coverage of the stock, and we have engaged outside financial advisors to assist us in that regard. We have also sought independent advice on such issues as the Company’s capital structure and dividend policy. The board of directors periodically reviews issues such as the advisability of stock splits or stock buyback programs; the Company initiated a two-for-one stock split in 2006 and authorized repurchase

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of up to 400,000 shares of its stock on the open market in the summer of 2007. Ultimately, the Company believes that the best way to deliver shareholder value is to focus on long-term performance. Twin Disc is coming off of a record fiscal year in terms of net sales, gross profit, and net income, and we look to continued expansion in sales and earnings throughout fiscal 2008. Company management believes that its long-term focus is reflected in the Company’s stock price, which has appreciated nearly 60% in the past year notwithstanding momentum swings during May, June and July.”

Mr. Batten continued as follows: “Clarus Capital is a valued investor, and the Company’s board of directors has spent a substantial amount of time actively considering Mr. Fields’ suggestions regarding both strategic and operational matters. As Clarus Capital’s recent filing demonstrates, Mr. Fields has engaged in an ongoing discourse with the Company that has included written communications, telephone discussions, and in-person meetings, and the board of directors has specifically considered the recommendations contained in Mr. Fields’ June 12 letter. While we have implemented several of Mr. Fields’ suggestions, we disagree with his assessment that our stockholders would best be served through the sale of the Company, and our experience leads us to conclude that other positions advanced by Mr. Fields are also not in the best interests of our stockholders. For example, Mr. Fields has suggested that the Company increase its debt load. Presumably this debt would finance Mr. Fields’ proposal that the Company purchase additional shares of its stock – purchases that Mr. Fields previously suggested should come from significant shareholders such as Clarus Capital. Twin Disc has demonstrated its willingness to incur debt when it serves the Company’s long-term vision, such as in connection with the Company’s strategic acquisition of the BCS Group in May 2006. But we do not believe that incurring debt in order to satisfy the short-term objectives of certain investors is consistent with the long-term best interests of the Company and its shareholders.”

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.